===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Dialogic Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                              [LOGO OF DIALOGIC]

                             DIALOGIC CORPORATION

                                                                  April 9, 1999

Dear Shareholder:

  On behalf of the Board of Directors and management, I am pleased to invite you to the 1999 Annual Meeting of Shareholders of Dialogic Corporation. The meeting will be held on Thursday, May 6, 1999 at 10:00 a.m. at the Headquarters Plaza, Morristown, New Jersey. A notice of meeting, proxy statement and proxy card are enclosed for your review.

  I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

  The officers, directors and staff of Dialogic sincerely appreciate your continuing support.

                                          Very truly yours,

                                          /s/ Nicholas Zwick
                                          Nicholas Zwick
                                          Chairman of the Board

                             DIALOGIC CORPORATION

                           Notice of Annual Meeting

  The Annual Meeting of Shareholders of Dialogic Corporation (the "Company") will be held at the Headquarters Plaza Hotel, Morristown, New Jersey, on Thursday, May 6, 1999 at 10:00 a.m. to consider and act upon the following:

  1. Election of two directors to serve for a term of three years;

  2. An amendment to increase the number of shares issuable under the Company's Employee Stock Purchase Plan; and

  3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.


  Only shareholders of record at the close of business on April 2, 1999 are entitled to notice of, and to vote at, the meeting.

                                          /s/ Theodore M. Weitz
                                          Theodore M. Weitz
                                          Secretary

Parsippany, NJ
April 9, 1999


 TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED.

                             DIALOGIC CORPORATION
                              1515 U.S. Route 10
                         Parsippany, New Jersey 07054

                                PROXY STATEMENT

  The Board of Directors of Dialogic Corporation (the "Company") is soliciting proxies for use at the Annual Meeting of Shareholders to be held at the Headquarters Plaza Hotel, Morristown, New Jersey, on Thursday, May 6, 1999 at 10:00 a.m., and for use at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about April 9, 1999.

  Record Date and Quorum. Only shareholders of record at the close of business on April 2, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, there were outstanding 16,199,106 shares of Common Stock of the Company ("Common Stock"). Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of holders as of the Record Date of a majority of the issued and outstanding shares of Common Stock will constitute a quorum.

  Voting Procedures. Directors will be elected by a plurality of the votes cast. Approval of any other matter to be submitted to the shareholders will require the affirmative vote of a majority of the votes cast thereon at the Annual Meeting. Properly executed proxies will be voted as directed in the proxy; however, if no direction is given, a properly executed proxy will be voted FOR the election of the nominees described below and FOR the increase in the number of shares of Common Stock issuable under the Company's Employee Stock Purchase Plan. Votes will not be considered "cast" if the shares are not voted for any reason, including if an abstention is indicated as such on a written proxy or ballot or if votes are withheld by a broker. Accordingly, abstentions and broker non-votes will be counted only for purposes of determining whether a quorum is present; if a quorum is present, abstentions and broker non-votes will have no effect upon the election of directors or any other matters submitted to shareholders at the Annual Meeting.

  Proxies and Revocation. A proxy card is enclosed. Any shareholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the shareholder must give a written notice of such revocation to the Secretary of the Company or to the Secretary of the Annual Meeting or vote the shares of Common Stock subject to the proxy by a later dated proxy or by written ballot at the Annual Meeting. The presence at the Annual Meeting of any shareholder who has given a proxy will not in and of itself revoke the proxy.

                                  PROPOSAL I

                     ELECTION OF DIRECTORS OF THE COMPANY

  The Company's Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year. At present there are seven directors on the Board. Two directors are to be elected at the Annual Meeting to serve until the 2002 Annual Meeting and until their respective successors are elected and have qualified.

  Each of the nominees for director is presently a director of the Company. Each has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares represented by the accompanying form of proxy for the election of each of the nominees listed below. If any nominee shall become unable or unwilling to serve as a director, the persons named as proxies will cast their votes for the remaining nominees and have discretion to vote for other persons designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.

  The following describes the current and past five years' business experience, certain directorships and age of each nominee for director and of each director whose term extends beyond 1999 and thus is continuing in office. The following information is given as of January 31, 1999 and was furnished to the Company by the respective nominees and continuing directors:

 Nominees

  . Francis G. "Buck" Rodgers: Author and lecturer (more than the past five years); former Vice President, Marketing, of IBM Corporation; current member of the Boards of Directors of Bergen Brunswig Corporation, Mercantile Stores, Inc. and Milliken and Company. Director since 1993.
    Age: 72.

  . Nicholas Zwick: Co-founder of the Company; Chairman of the Board of the
    Company (March 1993 to present); President and Chief Executive Officer of the Company (prior years to May 1993). Director since 1983. Age: 46.

 Continuing Directors Serving Until 2000

  . Masao Konomi: Chief Executive Officer of Konomi, Inc. (Tokyo-based international investment banking firm) (more than the past five years); President, Pan Communications, Inc. (Tokyo-based communications device developer) (more than the past five years). Director since 1993. Age: 55.

  . James J. Shinn: Co-founder of the Company; Senior Fellow, Council on
    Foreign Relations (February 1994 to June 1997); Executive Vice President, International Marketing, of the Company (June 1993 to August 1994); Executive Vice President, International Group, of the Company (August 1992 to June 1993); Vice President of Sales of the Company (August 1991 to August 1992); Vice President of Sales and Marketing of the Company (prior years). Director since 1983. Age: 47.

 Continuing Directors Serving Until 2001

  . Howard G. Bubb: President and Chief Executive Officer of the Company
    (June 1993 to present); Executive Vice President (July 1991 to June 1993) and Chief Operating Officer (August 1992 to June 1993) of the Company; Consultant (February 1991 to July 1991); currently on the Board of Directors of Pairgain Technologies, Inc. Director since 1994. Age: 44.

  . Kenneth J. Burkhardt, Jr.: Co-founder of the Company; Executive Vice
    President of New Business Development of the Company (October 1992 to present); Executive Vice President of Operations of the Company (prior years); currently on the Board of Directors at Voice Control Systems Inc. Director since 1983. Age: 53.

  . John N. Lemasters: Chairman and CEO of Augat Inc., during 1996. Retired senior executive and board member; retired in 1994 as Chairman and Chief Executive Officer of Computer Products, Inc. (multi-national electronics manufacturer) (prior years); formerly senior executive of Contel Corporation and Harris Corporation. Director since 1993. Age: 65.

  During 1998, the Board of Directors held six meetings, the Audit Committee held four meetings and the Compensation Committee held six meetings. During 1998, no director attended less than 75 percent of the aggregate number of meetings of the Board of Directors of the Company and committees of the Board of which he was a member. There are no relationships by blood, marriage, or adoption, not more remote than first cousin, between any nominee for director, continuing director or executive officer of the Company and any other nominee for director, continuing director or executive officer of the Company.

  Audit Committee--The functions of the Audit Committee include recommending the appointment of a firm of independent public accountants to audit the books and records of the Company and its subsidiaries, discussing with management and auditors the results of annual and other audits, monitoring the Company's internal accounting and management controls, appraising the scope of proposed audits, analyzing audit fees, reviewing the Company's financial plans and budgets, monitoring the procedures and systems used in preparing the Company's consolidated financial statements, assessing compliance with applicable financial reporting statutes and regulations and monitoring the staffing of the Company's accounting and financial departments. The Audit Committee is composed of four directors who are not officers or employees of the Company or its subsidiaries. The current members of the Audit Committee are Mr. Lemasters, Chairman, and Messrs. Konomi, Rodgers and Shinn.

  Compensation Committee--The functions of the Compensation Committee include reviewing and approving salary policy and management incentive compensation plans, administering the Company's stock benefit plans, reviewing and approving changes in certain other benefit plans and reviewing other management benefits. The Compensation Committee is composed of four directors who are not officers or employees of the Company or its subsidiaries. The current members of the Compensation Committee are Mr. Rodgers, Chairman, and Messrs. Konomi, Lemasters and Shinn.

  The Board has no nominating committee; the functions of a nominating committee are performed by the entire Board. No procedures have been developed with respect to obtaining nominations from shareholders.

Securities Ownership of Management and Others.

  The following table sets forth the beneficial ownership of shares of Common Stock as of February 1, 1999, by the directors of the Company, by the executive officers named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Information in this table was furnished to the Company by the respective directors and executive officers.

                                                 Shares of          Percentage
                                         Common Stock Beneficially Beneficially
            Beneficial Owner                   Owned (1) (2)          Owner
---------------------------------------- ------------------------- ------------
John G. Alfieri.........................          62,015 (3)              *
Thomas G. Amato.........................          22,196 (3)              *
Howard G. Bubb..........................         341,669 (4)           2.04
Kenneth J. Burkhardt, Jr................       1,552,550 (5)           9.47
Charles H. House........................          43,837 (6)              *
Masao Konomi............................          27,627                  *
John Landau.............................          33,875                  *
John N. Lemasters.......................          27,695                  *
Francis G. Rodgers......................          27,695                  *
James J. Shinn..........................       1,154,137 (7)           7.06
Nicholas Zwick..........................       3,024,899 (8)          18.45
All executive officers and directors as
 a group (16 persons)...................       6,355,369 (9)          37.57

--------
 * Represents less than 1% of the outstanding Common Stock. There were 16,394,993 shares outstanding on February 1, 1999.
(1) Except as set forth below, the persons named in the table, to the Company's knowledge, have sole voting power and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. All directors and executive officers beneficially owning more than 5% of the Company's Common Stock have a business address c/o Dialogic Corporation, 1515 Route 10, Parsippany, New Jersey 07054.
(2) Includes, for the following persons or group, the following number of shares that may be obtained through the exercise of stock options which were exercisable as of February 1, 1999 or within 60 days of such date:
    Mr. Alfieri, 55,515 shares; Mr. Amato, 10,000 shares; Mr. Bubb, 328,875 shares; Mr. House, 28,750 shares; Mr. Konomi, 26,500 shares; Mr. Landau, 33,875 shares; Mr. Lemasters, 4,000 shares; Mr. Rodgers, 20,875 shares; Mr. Shinn 4,000 shares and all executive officers and directors as a group, 521,265 shares. Includes, for the following persons or group, the following number of shares held for such persons or group pursuant to the Company's Employee Stock Purchase Plan: Mr. Amato, 696 shares; Mr. Bubb, 2,794 shares; Mr. House, 2,076 shares and all executive officers and directors as a group, 6,631 shares.

(3) Includes 6,000 and 5,000 shares, respectively, subject to restricted stock awards granted on January 19, 1999, to Messrs. Alfieri and Amato, respectively.
(4) Includes 10,000 shares subject to a restricted stock award granted on January 28, 1999.
(5) Includes 103,500 shares held by Dr. Burkhardt's wife as trustee of trusts for the benefit of their children.
(6) Includes an aggregate of 14,000 shares subject to restricted stock awards granted on January 1, 1998 and July 1, 1998, respectively.
(7) Includes 80,000 shares held by Mr. Shinn's wife as trustee of trusts for the benefit of their children.
(8) Includes 108,000 shares held by a charitable trust.
(9) Includes an aggregate of 22,140 shares subject to restricted stock awards granted to a certain executive officer on August 31, 1998 and January 19, 1999.

  Other than Messrs. Burkhardt, Shinn and Zwick, the only shareholders known by the Company to beneficially own more than five percent of the outstanding Common Stock as of December 31, 1998 were Kopp Investment Advisors, Inc. ("Kopp"), 6600 France Avenue South, Edina, MN 55435, and Fidelity Management & Research Co. ("FMR"), 82 Devonshire Street, Boston, MA 02105. Kopp has advised the Company that as of December 31, 1998, it beneficially owned 2,098,856 shares of Common Stock (i.e., approximately 12.89% of the outstanding shares as of that date). FMR has advised the Company that as of December 31, 1998, it beneficially owned 861,700 shares of Common Stock (i.e., approximately 5.29% of the outstanding shares as of that date.) On March 1, 1999, Microsoft Corporation ("Microsoft"), One Microsoft Way, Redmond, WA 98052, purchased 860,681 shares of Common Stock (i.e., approximately 5.00% of the outstanding shares as of that date) from the Company.

Section 16 (a) Beneficial Ownership Reporting Compliance

  Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file with the Securities and Exchange Commission certain reports regarding such person's ownership of the Company's securities. The Company is required to disclose any failures to file such reports on a timely basis. During the year ended December 31, 1998, Messrs. Konomi, Lemasters, Rodgers and Shinn, directors of the Company, first reported 2,000 options automatically granted to each director on July 1, 1997 pursuant to the 1993 Non-Employee Director Stock Option Plan approved by the shareholders of the Company on April 29, 1997. Also during 1998, Mr. Zwick, Chairman of the Board, reported late the December 8, 1998 sale of 10,000 shares of Common Stock and Mr. Lemasters, a director of the Company, reported late the May 29, 1998 exercise of options to purchase 11,250 shares of Common Stock. The failures to report these transactions on a timely basis were inadvertent. The transactions were reported promptly after the failure to report was discovered.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

  The following table and accompanying footnotes set forth certain summary information, relating to the three years ended December 31, 1998, with respect to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during 1998 (the "Named Officers"):

                                                                   Long-Term
                                                                 Compensation
                                  Annual Compensation               Awards
                          ------------------------------------  ---------------
                                                  Other Annual    Securities      All Other
Name and Principal              Salary    Bonus   Compensation    Underlying    Compensations
Position                  Year   ($)    ($)(2)(3)     ($)       Options/SARs(#)    ($)(5)
------------------        ---- -------- --------- ------------  --------------- -------------
Howard G. Bubb..........  1998 $293,349 $127,474         --         50,000         $5,384
President and Chief       1997  263,096  101,750         --         50,000          6,494
Executive Officer         1996  206,725   76,266         --         25,000          6,825
John G. Alfieri.........  1998  165,638   42,816         --         33,000          5,617
President, The Americas   1997  140,192   55,975         --         15,000          7,094
                          1996  115,300   92,784         --         10,000          7,163
Thomas G. Amato (1).....  1998  225,000   66,333         --         18,000          3,199
Chief Financial Officer   1997  137,049   72,135    $87,793(4)      40,000          2,096
Charles H. House........  1998  340,620   51,527     53,545(4)      41,000          4,783
Executive Vice
 President,               1997  207,879   70,382     35,477(4)      15,000          5,545
Core Systems Development  1998  200,000   83,228         --         50,000          4,217
John Landau.............  1998  167,923   40,165         --         15,000          5,447
Vice President,           1997  147,800   37,075         --          9,000          6,024
Strategic Marketing       1996  127,868   37,214         --          8,500          6,318

--------
(1) Mr. Amato was only employed by Dialogic for seven months during 1997.
(2) For all Named Officers other than Mr. Alfieri for a given year, includes bonuses paid after year-end, with respect to performance during such year and excludes bonuses paid during such year for performance during the prior year.
(3) For Mr. Alfieri, for a given year, includes sales commissions and bonuses paid after year-end with respect to performance during such year and excludes sales commissions and bonuses paid during such year for performance during the prior year.
(4) Represents reimbursement to Mr. Amato and Mr. House for relocation expenses. Included in Mr. House's relocation is forgiveness of $7,500 principal and $1,800 interest on a relocation loan. In addition, Mr. House was granted a short term $250,000 interest bearing loan on July 1, 1998. The loan and related interest was paid in full on March 15, 1999. During the years presented, no other Named Officer received personal benefits from the Company in excess of 10% of such individual's reported salary and bonus. Amounts below this threshold are not included in the table.
(5) For 1998, represents contributions made by the Company to the Company's 401(k) plan on behalf of the Named Officers to match 1998 pre-tax deferral contributions (included under "Salary") made by the Named Officers to such plan, as follows: Mr. Bubb, $3,233; Mr. Alfieri, $3,248; Mr. Amato, $2,605; Mr. House, $3,267; and Mr. Landau, $3,296. For 1998, also includes $2,151, $2,369, $594, $1,516 and $2,151, respectively, paid to Messrs.
    Bubb, Alfieri, Amato, House and Landau, respectively, pursuant to certain profit-sharing arrangements (including amounts paid in 1999 relating to 1998 and excluding amounts paid in 1998 relating to 1997.)

Incentive Compensation Plans

  The Company presently maintains the 1997 Incentive Benefit Plan and the 1988 Incentive Compensation Plan for employees and also has outstanding stock option programs for former employees of GammaLink, Spectron Microsystems, Inc. ("Spectron") and Dianatel Corporation ("Dianatel") who held stock options granted by GammaLink, Spectron, and Dianatel that were outstanding at the time that these corporations were acquired by the Company (collectively, the "Existing Incentive Compensation Plans"). As of December 31, 1998, (i) 29,140 restricted shares of Common Stock had been granted and (ii) options to purchase approximately 3.2 million shares of Common Stock were outstanding under the Existing Incentive Compensation Plans. The restrictions on the restricted shares are to be lifted based on the achievement of certain performance objectives or continued employment. The options granted under the Existing Incentive Compensation Plans generally have terms of eight or ten years and terminate at or within a specified period of time after the Optionee's employment with the Company ends. Options are exercisable in installments determined at the date of grant. However, options and restricted shares granted to executive officers and certain other executives of the Company will accelerate (i.e., become fully exercisable) if such officers or executives undergo a "Termination Event" within twelve months after a "Change in Control" occurs. In general, a "Change in Control" means the acquisition of 50.1% or more of the Common Stock by a third party, a merger of the Company or certain substantial changes in the composition of the Board of Directors.

  The following table and accompanying footnotes contain information regarding the grant of stock options to the Named Officers during 1998 under the Existing Incentive Compensation Plans.

                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                       Individual Grants
                         ---------------------------------------------
                                                                            Potential
                                                                       Realizable Value at
                                       Percent of                        Assumed Annual
                          Number of      Total                           Rates of Stock
                          Securities  Options/SARs Exercise            Price Appreciation
                          Underlying   Granted to  or Base             for Option Term(1)
                         Options/SARs Employees in  Price   Expiration -------------------
          Name            Granted(#)      1998     ($/sh.)     Date     5%($)     10%($)
          ----           ------------ ------------ -------- ---------- -------- ----------
Howard G. Bubb..........    50,000        2.7%     $35.9375   7/30/06  $857,928 $2,054,855
John G. Alfieri.........    17,000        0.9%     $35.9375   7/30/06  $291,695 $  698,661
John G. Alfieri.........    16,000        0.9%     $22.6875  10/30/06  $173,316 $  415,264
Thomas G. Amato.........    12,000        0.6%     $35.9375   7/30/06  $205,903 $  493,172
Thomas G. Amato.........     6,000        0.3%     $22.6875  10/30/06  $ 64,994 $  155,724
John Landau.............     7,000        0.4%     $35.9375   7/30/06  $120,110 $  287,684
John Landau.............     8,000        0.4%     $22.6875  10/30/06  $ 86,658 $  207,632
Charles H. House........     4,000        0.2%     $42.3750    1/1/02  $ 36,528 $   78,664
Charles H. House........    13,000        0.7%     $35.9375   7/30/06  $223,061 $  534,270
Charles H. House........    24,000        1.3%     $22.6875  10/30/06  $259,974 $  622,896

--------
(1) Amounts represent hypothetical gains that could be achieved if the options described in the table were exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration date, based upon the fair market value of the Common Stock as of the date the options were granted. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Company and overall financial market conditions. There can be no assurance that amounts reflected in this table will be achieved.

  The following table and accompanying footnotes set forth certain information regarding stock options exercised by the Named Officers during 1998 and stock options held by the Named Officers as of December 31, 1998.

              AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                     Number of Securities Underlying          Value of Unexercised
                                                         Unexercised Options/SARs          In-The-Money Options/SARs
                                                              at Year-End(#)                   at Year-End(1)($)
                         Shares Acquired    Value    -----------------------------------   --------------------------
Name                     On Exercise(#)  Realized($)  Exercisable       Unexerciseable     Exercisable Unexerciseable
----                     --------------- ----------- ---------------   -----------------   ----------- --------------
Howard G. Bubb..........     10,500        455,438             328,875            134,250  $2,024,298     $14,040
John G. Alfieri.........        360         10,350              55,515             62,625     621,134      65,312
Thomas G. Amato.........         --             --              10,000             48,000       6,600      19,800
John Landau.............         --             --              33,875             47,125     293,760     182,355
Charles H. House........         --             --              28,750             87,250          --          --

--------
(1) Based upon the closing price of the Common Stock on the Nasdaq National Market System on December 31, 1998 ($19.66), less the exercise price, multiplied by the number of shares covered by the option; options with exercise prices equal to or greater than $19.66 were excluded from the calculation of the value of unexercised options.

Employment Agreement

  The Company has entered into an employment agreement with Howard G. Bubb as President and Chief Executive Officer which runs for an initial term through January 1, 2000, at an initial base salary of $275,000 subject to annual increase. He is also eligible for bonuses and stock options in accordance with Company plans. The agreement is terminable by either party upon six months notice. Under the agreement, Mr. Bubb received the salaries reflected in the table under the caption "Summary of Cash and Certain Other Compensation" and is entitled to receive cash bonuses based upon Company and individual performance. He is also entitled to the use of a Company-supplied automobile and to receive such insurance, vacation, disability and other benefits as were generally available to the Company's executive officers. He also received various stock options pursuant to that agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is responsible for implementing, overseeing and administering the Company's overall compensation policy. The basic objectives of that policy are to (a) provide compensation levels that are fair and competitive with peer companies, (b) align pay with performance and (c) where appropriate, provide incentives which link executive and stockholder interests and long-term corporate objectives through the use of equity-based incentives. Overall, the Company's compensation program is designed to attract, retain and motivate high quality and experienced employees at all levels of the Company. The principal elements of executive officer compensation are base pay, bonus, profit-sharing and stock options or restricted shares, together with 401(k), health and other benefit programs. The various aspects of the compensation program, as applied to the Company's Chief Executive Officer and the Company's other executive officers, are outlined below.

  Executive officer compensation is, in large part, determined by the individual officer's ability to achieve his or her performance objectives. Each of Dialogic's executive officers participates in the development of an annual business strategy from which individual objectives are established and performance goals are measured quarterly. Initially, the objectives are proposed by the particular officer involved. Those objectives are then determined by the Chief Executive Officer or, in case of Mr. Bubb's objectives, by the Chairman of the Board.

 Base Pay

  The Company determines base pay for its executive officers through an evaluation of the extent to which such individuals have achieved their performance objectives and a comparative analysis of total compensation for similar positions at other surveyed companies. For executive positions, the Company participated in three total compensation surveys employing one survey as a primary and preferred source and two others for additional information and as an independent comparison against the results of the primary survey. The focus of the primary survey is high technology firms within a similar range of revenue. This information serves as the primary basis for the external competitive assessment of total cash compensation except that in the case of Mr. Bubb, analysis of proxy information on selected peer companies plays an equally important role. The peer companies selected for proxy analysis in 1998 were approximately the same as those considered in 1997. In addition, the Company participated in a survey focused on equity practices in order to assess the competitiveness of that portion of executive compensation packages.

  The Chief Executive Officer's performance is analyzed against his objectives by the full Board of Directors (other than Mr. Bubb). In 1998, these objectives for Mr. Bubb included quantitative measures of revenue and earnings, qualitative measures of leadership, target market penetration, new product development and time-to-market, as well as operational targets related to financial management and quality. In 1998, the Compensation Committee reviewed Mr. Bubb's performance and decided to increase his base salary to $315,000 per annum. Mr. Bubb, in turn, reviews the performance of his "direct reports" (including each of the Company's executive officers other than directors Burkhardt and Zwick) against their performance objectives on a quarterly basis. Other executive officers are similarly reviewed by their managers. The total compensation of each executive is reviewed on an annual basis after consideration of these performance analyses and the compensation paid by surveyed companies.

  Of the Named Officers, Mr. Alfieri is the only officer whose cash compensation includes commissions. Commission-based compensation is considered to be appropriate for Mr. Alfieri in light of his sales responsibilities.

 Bonus

  Each executive officer of the Company is eligible to receive a quarterly bonus if such officer achieves his or her individual performance objectives and the Company achieves its quarterly performance goal. The Company's performance goal is based upon earnings before interest and taxes. The Board's quarterly review of the Chief Executive Officer's performance determines whether he will receive a quarterly bonus. The Chief Executive

Officer, in turn, reviews his "direct reports" to determine whether quarterly bonuses have been earned. Mr. Bubb received bonuses of $127,474 for 1998 performance pursuant to this quarterly bonus program. For 1999, the Board has determined to evaluate Mr. Bubb's performance on an annual basis for purposes of bonus payment.

 Profit-Sharing

  The Company has established a quarterly profit-sharing program pursuant to which a portion of the Company's quarterly profits are allocated among all employees. Under this formula approach, payments are made if the Company reaches 85% of its quarterly after-tax earnings objective (as established by the Chief Executive Officer). In that event, the Company pays seven percent of its quarterly after-tax earnings in the form of profit-sharing payments. Amounts are allocated based upon months of service and salary, subject to certain limitations. During 1998, Mr. Bubb earned $2,151 pursuant to the Company's profit-sharing arrangements.

 Stock Options

  The Compensation Committee believes that stock options provide capital accumulation opportunities to participants in a manner that fosters the alignment of the participants' interests and risks with the interests and risks of the Company's public shareholders. The Compensation Committee further believes that stock options can function to assure the continuing retention and loyalty of employees.

  The individual awards of stock options are based on several factors including the executive's position, performance, potential contribution to Company success, previous stock option grants, currently held stock options, as well as competitive equity practices. The amount of any award may also be adjusted based on Compensation Committee discretion. Most equity compensation granted in 1998 was in the form of non-qualified stock options which vest ratably on the first four anniversaries of the grant date (25% per year). The Committee also granted restricted stock in 1998 to certain key employees. In each case, the restricted stock either replaced long-term incentives, which were forfeited when employees left their former employers, served to retain key employees, or was a performance-based reward. Many of the options that have been granted to executive officers carry long-term (i.e., five year or eight year) vesting schedules. Officers who leave the Company's employ (other than due to death, disability or retirement) before their options are fully vested will lose a portion of the benefits that they might otherwise receive if they remain in the Company's employ for the entire vesting period.

  The Company issues options and other incentives under the 1988 Incentive Compensation Plan and the 1997 Incentive Benefit Plan. At December 31, 1998, approximately 1.8 million shares of Common Stock remained available for future stock grants under the 1988 Incentive Compensation Plan and the 1997 Incentive Benefit Plan. The Compensation Committee believes that these plans enable the Company to link employee incentives with shareholder interests.

  During 1998, Mr. Bubb was granted a stock option, covering 50,000 shares, at an exercise price equal to the then current market price of the Company's Common Stock, $35.9375, and under a four-year vesting schedule.

 Executive Investment Option Plan

  In December 1998, the Board of Directors authorized the implementation of a program with provides for options in certain mutual funds to be provided in exchange for a reduction in cash compensation and acceptance of certain vesting requirements. This program begins in 1999.

  The Compensation Committee believes that an appropriate compensation program can help in fostering a continuation of profitable operations if the program reflects a suitable balance between providing appropriate awards to key employees while at the same time effectively controlling compensation costs, principally by establishing cash compensation at competitive levels and emphasizing supplemental compensation that correlates to the performance of individuals, the Company and the Company's Common Stock.

  This report has been furnished by the Compensation Committee of Dialogic's Board of Directors.

                                          Francis G. Rodgers, Chairman
                                          Masao Konomi
                                          John N. Lemasters
                                          James J. Shinn

Compensation Committee Interlocks and Insider Participation

  During 1994, James J. Shinn became a member of the Company's Compensation Committee, after he ceased serving as an executive officer and employee of the Company. Mr. Shinn is a co-founder of the Company, was an executive officer and employee of the Company for several years and has served on the Board of Directors of the Company since its inception. No other member of the Compensation Committee has ever been employed by the Company.

Performance Graph

  The following graph compares the percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market United States Index and the Hambrecht & Quist Technology Index for the period from April 12, 1994 (the date on which the Common Stock was first publicly traded) through December 31, 1998. For purposes of the graph, it is assumed that the value of the investment in the Company's Common Stock and each index was 100 on April 12, 1994 and that all dividends were reinvested.







                COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN
                           AMONG DIALOG CORPORATION,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX
                  AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX*


        Dialogic Corp. (DLGC)

                                            Cumulative Total Return
                                -----------------------------------------------
                                4/12/94   12/94   12/95   12/96   12/97   12/98

      DIALOGIC CORPORATION       100       165     270     221     307     138
      NASDAQ STOCK MARKET (US)   100       103     145     178     219     308
      HAMBRECHT & QUIST
        TECHNOLOGY               100       119     178     221     260     404

--------
* $100 INVESTED ON 04/12/94 IN COMPANY'S COMMON STOCK OR ON 4/1/94 IN INDEX INCLUDING REINVESTMENT OF DIVIDENDS

Director Compensation

  Employee directors do not receive any compensation for serving on the Board. During 1998, non-employee directors receive an annual retainer of $12,000, $1,000 for each Board meeting that they attended in person, $500 for each Board meeting attended by telephone and for each committee meeting attended in person, and $250 for each committee meeting attended by telephone. To remain competitive in retaining directors and to recruit future directors, effective January 1, 1999, the Board increased to $20,000 the annual retainer non-employee directors will receive. On April 29, 1997, the shareholders of the Company approved the Director Stock Election/Deferral Plan which permits those directors who receive director fees from the Company to elect to receive their fees in Company Common Stock and, if they choose to receive their fees in the form of Common Stock, to defer such receipt for a period of five years. During 1998, the following shares were granted in lieu of director's fees:

            James Shinn....................... 497 shares
            Francis Rodgers................... 497 shares
            Masao Konomi...................... 485 shares
            John Lemasters.................... 497 shares

Approximately 35,000 shares remain available for future grant pursuant to such plan.

  The Company maintains a stock option plan (the 1993 Non-Employee Director Stock Option Plan) for non-employee directors. As initially adopted, this plan provided for the automatic grant of options covering 22,500 shares of Common Stock to be made on a one-time basis when non-employee directors commenced their service on the Company's Board of Directors. The plan as initially adopted also provided that options granted thereunder would vest in equal installments over a four-year period, commencing one year after service on the Board commenced. Messrs. Konomi, Lemasters and Rodgers have each been granted options pursuant to this plan, all of which options are now fully vested. Amendments to this Plan were approved by the shareholders of the Company on April 29, 1997. The plan as amended provides generally for annual option grants covering 2,000 shares of Common Stock to each outside director for each year that he or she serves on the Board for each year after he or she has been on the Board for four years. Accordingly, in 1998, Messrs. Konomi, Lemasters, Rodgers and Shinn were granted options covering 2,000 shares pursuant to the amended plan. The size of initial grants for new outside directors was also reduced to options covering 10,000 shares of Common Stock.

                                 PROPOSAL TWO

                        PROPOSAL TO AMEND THE COMPANY'S
                         EMPLOYEE STOCK PURCHASE PLAN

  On February 22, 1999, the Board of Directors approved (subject to shareholder approval at the Annual Meeting) an amendment to the Company's 1995 Employee Stock Purchase Plan (the "Plan") increasing the number of shares of Common Stock which may be purchased pursuant to the Plan from 300,000 shares to 500,000 shares. The Plan was previously approved by shareholders at the 1995 Annual Meeting. The following is a summary of certain terms of the Plan.

 Purpose

  The purpose of the Plan is to provide employees of the Company with an opportunity to purchase shares of Common Stock through payroll deductions and to foster interest in the Company's success, growth and development.

 Plan Periods; Investment Limitations

  Employee purchases are made on a quarterly basis (each calendar quarter constitutes a "Purchase Period"). Employees who participate in the Plan will authorize the Company to withhold from each paycheck a specific percentage of their "Base Compensation," (as defined in the Plan) subject to the following limitations: (i) no more than 10% of Base Compensation may be withheld; (ii) no more than $25,000 may be invested by any participant in any calendar year;
(iii) no less than $10 per paycheck may be invested by any participant; and
(iv) no more than three thousand or less than five shares may be purchased by a participant in any Purchase Period. Furthermore, no more than 35,000 (the "Maximum Number") shares may be purchased by all employees during any given Purchase Period. In the event that investments made during a Purchase Period would result in more than the Maximum Number of shares being purchased, the Plan provides for an automatic pro rata reduction in the number of shares purchased by each participant and the return to employees of an equivalent portion of the purchase price.

 Eligibility

  In order to be eligible to participate in the Plan for any Purchase Period, a participant (i) must have been employed by the Company or its subsidiaries on a "Full-Time Basis" (as defined) during the six months immediately preceding the commencement of the Purchase Period and (ii) must not own five percent or more of the Company's voting stock. For purposes of the Plan, a participant will be deemed to be employed on a Full-Time Basis if he or she works at least 20 hours per week. Non-employee directors and non-employee officers of the Company are not eligible to participate.

 Purchase Price; Payment

  For any Purchase Period, shares of Common Stock are purchased under the Plan at a price equal to 85% of the lesser of (i) the "Closing Price" (as defined) of the Common Stock on the first trading day of the Purchase Period (the "Base Option Price") and (ii) the Closing Price of the Common Stock on the last trading day of the Purchase Period. In general, the term "Closing Price" means the closing sale price of a share of Common Stock on the Nasdaq National Market System as quoted in The Wall Street Journal.

  Promptly after the end of the Purchase Period, the Company utilizes the amounts invested by participants, to purchase Common Stock at the purchase price determined in accordance with the formula described above, subject in all instances to the purchase limitations described above. Fractional shares are not purchased. Instead, payments which would have been utilized to purchase fractional shares are retained in a participant's account for investment during the following Purchase Period.

 Enrollment

  In order to participate in the Plan with respect to a Purchase Period, an employee must enroll in the Plan prior to, and must satisfy all eligibility requirements as of, the first day of the Purchase Period. Unless a participant withdraws, enrollment automatically carries over from Purchase Period to Purchase Period; employees need not re-enroll each Purchase Period in order to continue participating in the Plan.

 Withdrawals and Reductions

  A participant that has enrolled in the Plan for any Purchase Period may withdraw from the Plan at any time prior to the last day of such Purchase Period. An employee shall automatically be deemed to have withdrawn from the Plan upon termination of employment for any reason. Upon withdrawal, the Company returns to the participant all of his or her payroll deductions during the current Purchase Period. An employee who withdraws from the Plan during a Purchase Period may not re-enter the Plan until the following Purchase Period.

  Participants may reduce, but may not increase, the amount of their payroll deductions (expressed either in dollar amounts or as a percentage of Base Compensation) during the Purchase Period. To ease the administrative burden upon the Company, a participant may only reduce his or her payroll deductions once during each Purchase Period.

 Shares Covered by the Plan

  Under the current Plan, a total of 300,000 shares of Common Stock may be purchased pursuant to the Plan. The Amendment would increase by 200,000 the number of shares of Common Stock which may be purchased pursuant to the Plan. Such shares may either be treasury shares purchased on the market by the Company or shares originally issued by the Company.

 Administration

  The Plan is administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee is authorized to make, administer and interpret rules and regulations determined by the Compensation Committee to be necessary to administer The Plan. Any determination, decision or action of the Committee in connection with the interpretation, administration or application of the Plan is binding upon all participants.

 Amendment or Termination

  The Board of Directors may amend or terminate the Plan at any time. In the event that the Plan is terminated prior to the last day of a Purchase Period, such Purchase Period shall be deemed to have ended on the effective date of such termination.

 Federal Income Tax Consequences

  Because of the complexity of the Federal income tax laws and the application of various state income tax laws, the following discussion of tax consequences is general in nature and relates solely to Federal income tax matters. Participants of the Plan are advised to consult their own personal tax advisors. In addition, the following summary is based solely upon an analysis of the Internal Revenue Code of 1986, as amended, as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change.

  The Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, but is intended to qualify as an "employee stock purchase plan", as defined in Section 423 of the Internal Revenue Code of 1986, as amended. Under such a plan, an employee must report as compensation in the year of disposition of a share purchased under the Plan (or at the employee's death) the lesser of (a) the excess of the fair market value of the share at the time of disposition (or death) over the purchase price of the share or (b) the excess of the fair market value of the share at the time the option was granted over the initial Base Option Price. Any excess of appreciated value is considered a capital gain. In order to qualify for capital gains tax treatment, the employee must hold the stock to a date that is more than two years from the date of option grant and one year from the date of purchase. If these holding requirements are met, the Company is not entitled to any deduction for tax purposes. On the other hand, if the employee does not meet the holding period requirements, the employee realizes at the time of disposition ordinary income to the extent of the difference between the price paid for the share and fair market value of the share on the purchase date, irrespective of the price at which the employee disposes of the share, and an amount equal to such ordinary income is deductible by the Company in the year of the disposition.

 Administrative Matters

  The amounts received by the Company upon the purchase of shares of its Common Stock pursuant to the Plan are used for general corporate purposes.

  No current directors who are not employees will receive any benefit as a result of the adoption of the amendment to the Plan. The benefits that will be received as a result of the adoption of the amendment to the Plan by the current executive officers of the Company and by all eligible employees are not currently determinable. As of January 1, 1999, approximately 425 employees of the Company participated in the Plan.

  The Board of Directors recommends that the shareholders vote FOR the Amendment to the Company's 1995 Employee Stock Purchase Plan.

                                 OTHER MATTERS

Costs

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of the Company and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and the Company will, upon request, reimburse them for the reasonable expense of doing so.

Relationship With Independent Accountants

  Deloitte & Touche LLP, certified public accountants, have been selected by the Board of Directors to audit and report on the Company's financial statements for the year ending December 31, 1999. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative is expected to be available to respond to appropriate questions from shareholders.

Other Matters to be Presented

  The Board of Directors does not know of any matter, other than the election of directors and the amendment to the Company's Employee Stock Purchase Plan, to be presented at the Annual Meeting for action by shareholders. However, if any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is intended that votes will be cast with respect to such matter, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

Shareholder Proposals

  If a shareholder of the Company wishes to have a proposal included in the Company's proxy statement for the 2000 Annual Meeting of Shareholders, the proposal must be received at the Company's principal executive offices by December 9, 1999. If a shareholder of the Company wishes to have a proposal considered at the 2000 Annual Meeting of Shareholders (but not included in the proxy statement, for such meeting), the proposal must be received at the Company's principal executive offices by February 24, 2000.

                                          By Order of the Board of Directors,

                                          /s/ Theodore M. Weitz
                                          Theodore M. Weitz, Secretary




April 9, 1999

  A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1998, including consolidated financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                         Proposed Amended and Restated

               DIALOGIC CORPORATION EMPLOYEE STOCK PURCHASE PLAN

  1. Purpose. The purpose of the Dialogic Corporation Employee Stock Purchase Plan (the "Plan") is to provide employees of Dialogic Corporation and its subsidiaries (collectively, the "Corporation") with an opportunity to purchase common stock of Dialogic Corporation through quarterly offerings to be made in accordance with the directions of the Compensation Committee, as well as to foster interest in the Corporation's success, growth and development. It is the intention of the Corporation to have the Plan qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

  2. Definitions. The following terms shall have the following meanings:

    (a) "Base Compensation" means regular straight time earnings, including Commissions and excluding payments for overtime, incentive compensation, bonuses (other than Commissions) and other special payments, except to the extent that the inclusion of any such items is specifically approved by the Committee for purposes of the Plan.

    (b) "Commissions" shall mean commissions paid by the Corporation to its sales personnel as compensation based on sales.

    (c) "Committee" means the Compensation Committee authorized under Paragraph 12 to monitor the Plan.

    (d) "Employer" means Dialogic Corporation and its subsidiaries. A corporation shall constitute a subsidiary of Dialogic Corporation if, and only if, it constitutes a subsidiary within the meaning of Section 424(f) of the Code.

    (e) "Employee" means, with respect to any Purchase Period, any person, including an officer, who has been employed by an Employer for 20 hours or more per week during the six month period prior to the commencement of such Purchase Period.

    (f) "NASDAQ" means the National Market System of the National Association of Securities Dealers Automated Quotation System.

    (g) "Participant" means an Employee who has agreed to participate in an offering hereunder and has met the requirements of Paragraphs 3 and 5 hereof.

    (h) "Purchase Period" means any calendar quarter, commencing with the quarter beginning on July 1, 1995, during which a Participant may purchase stock pursuant to any particular offering under the Plan.

  3. Eligibility.

    (a) Any Employee shall be eligible to participate in the Plan as of the first day of a calendar quarter coincident with or next following his or her completion of six months of continuous service with one or more Employers, subject to the limitations set forth in Section 3(b) hereof.

    (b) Any provision of the Plan to the contrary notwithstanding, no Employee shall be granted an option:

      (i) if, immediately after the grant, such Employee would own shares, and/or hold outstanding options to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of stock of Dialogic Corporation or of any subsidiary of Dialogic Corporation; or

      (ii) which permits him or her rights to purchase shares under all employee stock purchase plans of the Corporation at a rate which exceeds $25,000 of fair market value of stock per calendar year, determined on the basis of the Market Price (as defined in Section 7 ) on the first business day of the Purchase Period of any offering.

  4. Offerings. On the first day of each calendar quarter commencing with the quarter beginning on July 1, 1995, the Corporation will make an offering to Employees to purchase the common stock of Dialogic Corporation (the "Common Stock") under the Plan. During each Purchase Period, the amounts received as Base Compensation by an Employee shall constitute the measure of such Employee's participation in the offering.

  5. Participation. An Employee who will be, on the first day of any Purchase Period, eligible to participate in the offering commencing on such date in accordance with Paragraph 3 hereof, may so participate by completing and submitting to the Vice President Human Resources of Dialogic Corporation (the "HR Vice President"), prior to the commencement of such Purchase Period, a written authorization of payroll deductions on a form provided by the HR Vice President. Payroll deductions for a Participant who has timely submitted such a written authorization shall commence on the first payday within such Purchase Period and shall end on the last payday during such Purchase Period, unless sooner terminated as provided herein. An Employee who has enrolled in the Plan with respect to a particular Purchase Period shall automatically be deemed to have re-enrolled in the Plan for all subsequent Purchase Periods at the payroll reduction rate in effect immediately prior to the commencement of each such subsequent Purchase Period unless (i) the Employee withdraws from the Plan or (ii) prior to the commencement of a new Purchase Period, the Employee advises the HR Vice President in writing that he or she desires to change his or her payroll reduction rate for such new Purchase Period.

  6. Payroll Deductions.

    (a) At the time an Employee files his or her authorization for a payroll deduction, he or she shall elect to have deductions made from such Employee's pay on paydays during the Purchase Period at a rate not to exceed 10% of such Employee's Base Compensation. At a minimum, an Employee must authorize a payroll deduction of at least $10.00 per pay period.

    (b) All payroll deductions made for a Participant shall be deposited by the Corporation in an escrow account with a custodian bank (the "Bank"). Participants may not make separate cash payments into such account.

    (c) A Participant may, at any time during a Purchase Period, decrease (but not increase until the next Purchase Period) the amount authorized to be deducted from such Participant's pay, provided the minimum deduction provided in Paragraph 6(a) hereof is maintained. Authorizations to reduce the amount of payroll deductions shall be made on forms provided by the HR Vice President and shall be effective for the next pay period after the pay period in which the authorization form is submitted to the HR Vice President. A Participant may reduce his or her payroll deductions only once during any Purchase Period.

    (d) In the event that a balance remains in an Employee's account at the end of any Purchase Period, such balance may be retained in the Employee's account and used towards the purchase of stock in the subsequent Purchase Period unless the employee requests that the balance be withdrawn and returned to him. Such carryover balance shall be treated identically to payroll deductions during the Purchase Period.

  7. Granting of Option.

    (a) Each Participant participating in any offering under the Plan will be granted an option, effective as of the first date of such offering, to purchase as many full shares of Common Stock as he or she may be entitled to purchase with the payroll deductions credited to his or her account during such Employee's participation in that offering.

    (b) The option price of shares purchased with payroll deductions made during the Purchase Period for a Participant shall be equal to 85% of the lesser of (i) the Market Price of the Common Stock on the first trading day of the Purchase Period and (ii) the Market Price of the Common Stock on the last trading day of the Purchase Period.

  The term "Market Price" shall mean, as of any date, (a) if the Common Stock is quoted on NASDAQ on such date, the closing price of the Common Stock on NASDAQ on such date or, if no such closing price is reported on such date, the closing price of the Common Stock on NASDAQ on the next preceding trading day on which such closing price is reported, (b) if the Common Stock is listed on a national securities exchange on such date, the closing price of the Common Stock on such exchange on such date, or, if no such closing price is reported on such date, the closing price of the Common Stock on such exchange on the next preceding trading day on which such closing price is reported. In the event that the Common Stock is not quoted on NASDAQ or listed on a national securities exchange on a date on which "Market Price" is to be determined pursuant to the Plan, then "Market Price" shall mean the fair market value of one share of Common Stock as determined by the Committee in good faith.

  8. Exercise of Option.

    (a) As of the last day of the Purchase Period of any offering, the amount of each Participant's account (representing accumulated payroll deductions) shall be totaled. Subject to the limitations described in the remainder of this Paragraph 8(a), each Participant shall be deemed to have exercised his or her option to purchase a number of full shares of Common Stock determined by dividing the amount in such Participant's account by the option price and rounding down to the nearest whole number. If, pursuant to such calculation (after giving effect to any proration required pursuant to this Paragraph 8), the Participant would be entitled to exercise options to purchase less than five whole shares, then such Participant shall not be entitled to receive any shares, and all amounts in his or her account shall be carried forward to the next purchase period. Upon all purchases by a Participant under the Plan, such Participant's account shall be charged for the amount of the purchase. Notwithstanding any provision to the contrary contained herein, in no event shall all Participants with respect to any offering be permitted to exercise options exceeding an aggregate of 35,000 shares (as such number may be adjusted from time to time by the Committee to give effect to the types of transactions described in Paragraph 15) (the "Maximum Number"). In the event that, in the absence of the immediately preceding sentence, all such Participants would otherwise have elected to exercise options exceeding the Maximum Number of shares with respect to any such offering, then (i) the number of shares with respect to which each Participant shall be deemed to have exercised his or her option with respect to such offering shall be reduced on a pro rated basis so that the total number of shares with respect to such offering for which all Participants shall be deemed to have exercised options shall approximate as closely as possible, but shall not exceed, the Maximum Number of shares and
  (ii) the purchase price applicable to the shares that would have been purchased but for this Section 8(a) shall be returned to Participants. In no event shall any fractional shares be issued under the Plan.

    (b) In no event may any Participant purchase more than 3,000 shares during each Purchase Period. If, pursuant to the calculation described in the second sentence of this Paragraph 8(a) (after giving effect to any proration required pursuant to this Paragraph 8), a Participant would otherwise be entitled to exercise options to purchase more than 3,000 shares during any Purchase Period, then such Participant shall not be entitled to receive any shares in excess of 3,000 shares with respect to such Purchase Period, and the purchase price applicable to the shares in excess of 3,000 shares shall be refunded.

    (c) Failure to participate in any offering will not bar an Employee from participating in any subsequent offering. Payroll deductions shall be made in each offering to the extent authorized by the Employee, subject to the maximum and minimum limitations imposed for such offering. A separate account balance will be maintained for each Participant with respect to each offering. Any unused balance in a Participant's account at the end of the last day of a Purchase Period after the exercise of options shall be refunded if the Participant is not enrolled for the subsequent Purchase Period and shall be retained in the Participant's account for the subsequent Purchase Period if the Participant is so enrolled.

    (d) A Participant may not purchase a share under any offering beyond three calendar months from the effective date thereof. If a Participant does not accumulate sufficient funds in his or her account to purchase at least five shares within three months, the amounts in such Participant's account will be carried forward to the next purchase period.

  9. Withdrawal.

    (a) With respect to a particular Purchase Period, a Participant may withdraw payroll deductions credited to such Participant's account under the Plan by giving written notice to the HR Vice President at any time prior to the last day of such Purchase Period. All of the payroll deductions credited to such Participant's account shall be paid to such Participant after receipt of his or her notice of withdrawal, and no further payroll deductions shall be made for that Purchase Period for that Participant.

    (b) An Employee's withdrawal will not have any effect upon his or her eligibility to participate in any subsequent offering under this Plan.

    (c) In the event that an Employee's employment with the Corporation is terminated for any reason during a Purchase Period, such Employee shall be deemed to have withdrawn from the Plan at such time and the balance in such Employee's account shall be paid to such Employee.

  10. Stock.

    (a) The shares to be sold to Participants under the Plan are to be, in the Committee's discretion, either authorized and unissued shares of Common Stock or treasury shares of Common Stock; provided, however, that in the event that the Committee fails to make such a determination with respect to a particular Purchase Period, all shares to be purchased with respect to such Purchase Period shall be authorized and unissued shares. In the event that shares are to be transferred from the Company's treasury and the shares in the Company's treasury are insufficient to cover the number of shares to be purchased for a particular Purchase Period, Dialogic Corporation shall retain an independent agent to purchase such shares in the market. The maximum number of shares which shall be made available for sale under the Plan during all offerings shall be 500,000 shares, subject to adjustment upon changes in capitalization of Dialogic Corporation as provided in Paragraph 15 hereof.

    (b) None of the rights or privileges of a shareholder of Dialogic Corporation shall exist with respect to shares purchased under the Plan unless and until certificates representing such shares shall have been issued and delivered to or for the benefit of the applicable Participant.

  12. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of Dialogic Corporation. The Committee shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any and all persons claiming under or through any Participant. The Committee may retain the services of an outside firm to serve as its agent in administering the Plan on a day-by-day basis.

  13. Designation of Beneficiary. A Participant may file a written designation of a Beneficiary who is to receive any cash credited to the Participant under the Plan in the event of such Participant's death prior to the delivery of such cash. Such designation of a Beneficiary may be changed by the Participant at any time upon written notice. Upon the death of a Participant and upon receipt by the Corporation of proof of the Participant's death and of the identity and existence of a Beneficiary validly designated by such Participant under the Plan, the Corporation shall deliver such cash to such Beneficiary. In the event of the death of a Participant and in the absence of a Beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Corporation shall deliver such cash to the executor or administrator of the estate of the Participant. No designated Beneficiary shall, prior to the death of the Participant by whom such Beneficiary has been designated, acquire any interest in the shares or cash credited to the Participant under the Plan.

  14. Transferability. No rights with regard to the exercise of an option or with regard to receipt of shares under the Plan may be assigned, transferred, pledged or otherwise disposed of by an Employee. Options granted under the Plan are not transferable by such Employee otherwise than by will or the laws of descent and distribution, and are exercisable, during an Employee's lifetime, only by such Employee.

  15. Changes in Capitalization. If any option under this Plan is exercised subsequent to any stock dividend, split-up, spin-off, recapitalization, merger, consolidation, exchange of shares, or the like, occurring after such option has been granted, as a result of which shares of any class shall be issued in respect of the outstanding shares of Common Stock, or shares shall be changed into the same or a different number of the same or another class or classes, the number of shares to which such option shall be applicable and the option price for such shares shall be appropriately adjusted by the Committee.

  16. Government Regulations. The Corporation's obligations to sell and deliver Common Stock of the Corporation under the Plan are subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

  17. Amendment or Termination. The Board of Directors of Dialogic Corporation may at any time terminate or amend the Plan. In the event that the Plan is terminated prior to the last day of a Purchase Period, such Purchase Period shall be deemed to have ended on the effective date of such termination and there shall be no subsequent Purchase Periods thereafter.

                             Dialogic Corporation
                        Annual Meeting of Shareholders
                           Headquarters Plaza Hotel
                             3 Headquarters Plaza
                         Morristown, New Jersey 07950
                                  May 6, 1999
                                  10:00 A.M.

                [DOWN ARROW]  FOLD AND DETACH HERE [DOWN ARROW]
--------------------------------------------------------------------------------

PROXY

                             DIALOGIC CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 6, 1999

The undersigned hereby appoints Howard G. Bubb, Thomas G. Amato and Theodore M. Weitz, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the shareholders of the Company to be held on May 6, 1999, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

1. Election of the Board's nominees for Director.
     [_] FOR ALL NOMINEES               [_] WITHHOLD AUTHORITY FOR ALL NOMINEES
         (The Board of Directors recommends a vote "FOR")
         Nominees: Francis G. Rodgers and Nicholas Zwick

--------------------------------------------------------------------------------
Instruction: To withhold authority to vote for any individual nominee, write that name in the space provided above.

Adoption of the following Proposals (the Board of Directors recommends a vote "FOR" with respect to the following):

2. Proposal to increase the number of shares to be issued under the Company's Employee Stock Purchase Plan. [_] FOR [_] AGAINST [_] ABSTAIN

3. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

                [DOWN ARROW] FOLD AND DETACH HERE [DOWN ARROW]
--------------------------------------------------------------------------------

                                           Signed:______________________________

                                           Dated:_________________________, 1999
                                           NOTE: Please sign this proxy and
                                           return it promptly whether or not you
                                           expect to attend the meeting. You may
                                           nevertheless vote in person if you
                                           attend. Please sign exactly as your
                                           name appears hereon. Give full title
                                           if an Attorney, Executor,
                                           Administrator, Trustee, Guardian,
                                           etc. For an account in the name of
                                           two or more persons, each should
                                           sign, or if one signs, he should
                                           attach evidence of his authority.




UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY, IF EXECUTED, WILL BE VOTED FOR THE BOARD'S NOMINEES AND FOR ADOPTION OF EACH OF THE ABOVE-MENTIONED PLAN PROPOSALS.